Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-288922 on Form S-3, and Registration Statement Nos. 333-265399, 333-267210, and 333-287606 on Form S-8 of our report dated March 25, 2026, relating to the financial statements of Dakota Gold Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 25, 2026